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Investor call - Martin E. Kenney's prepared statement


Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the fourth quarter-- and for the full year ended December 31, 2001. Also in attendance with me today are Bob Lynch, WRC's COO and Rick Nota, WRC's VP, Finance.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the current competitive and economic environment.

U.S K-12 education marketplace impacted by economic recession

As you all probably know, the K-12 education marketplace has been impacted by the economic recession in the United States. The harsh new constraints on education spending resulting from cutbacks in state education budgets have created a difficult and challenging marketplace. While WRC should benefit significantly from several provisions in the recently passed "No Child Left Behind Act" - most of this funding will probably not be available until late 2002 and more likely 2003. The movement towards increased school accountability
- coupled with the difficult funding environment - will lead schools to look for complete solutions. It is becoming increasingly difficult - and expensive - for schools to assemble all of their curriculum and assessment needs on a piece meal basis. This should prove to be a favorable trend for WRC.

Economic uncertainty is driving stronger support for more established brands. Schools want the comfort of knowing the companies they do business with today will be around to support them tomorrow. Again, in the long run - these converging trends should significantly benefit our company. WRC is at the forefront of the movement for school accountability - the overriding issue facing school administrators is how to improve their school's performance on high stakes tests. The "No Child Left Behind Act" increases both the frequency and stakes of these tests. We believe we are poised to benefit greatly over the next several years since we are strategically positioned to both diagnose and remediate areas of weakness at the child, classroom, school and district level. AGS and Compass are poised to serve the test diagnostic and preparedness market as well as teacher training and assessment. Weekly Reader, Gareth Stevens and our other brands should benefit from dollars earmarked for early childhood reading and supplemental education.

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As those of you who follow our industry know, companies in the supplemental education space have begun to alter their product offerings to address this changing education environment. Other supplemental educational publishers have moved to extend their relatively static business models into learning networks through areas of new focus - including teacher training, testing and assessment, and personalization among other things. Creating that link between traditional print-based instruction and the new wave of electronic and Internet capabilities however, has proven more difficult than expected - our competitors are finding it especially difficult balancing the expansion of their product offerings with the earnings pressure to maintain a low cost operation. Consequently, no one player has emerged as a true leader in linking basal publishing to a high value complementary online learning network. Most of our competitors have much more size and financial clout than WRC Media. In spite of this - we believe our new initiative - KnowledgePoint Network - will uniquely position WRC to ultimately lead the online delivery of supplemental education materials. KnowledgePoint Network is a comprehensive, research based, ubiquitous delivery platform that is based on proven content and assessment under trusted brands. WRC has amassed several thousand hours of electronic curriculum content, which has been pre-purposed for measurable gains. Perhaps most importantly, our Internet solution is scaleable to the needs of the marketplace and our customers.

As you will see, we continue to perform well in all four of our core business units and we believe if we continue to focus on our strategic objectives-- and continue to serve our customers well with quality products and strong brand names, WRC will continue to effectively compete in this market sector.


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Fourth Quarter Financial Review

Consolidated Results

WRC Media's consolidated revenue for the fourth quarter showed a significant increase of $9.0 million or nearly 15% to $70.3 million versus $61.3 million for the same period in 2000. Consolidated core revenue was also up substantially over the same period of last year by $9.6 million or 16%. For the full year of 2001, WRC Media's consolidated revenue of $231.5 million exceeded prior year by 5.8% with consolidated core revenue up 8.2% versus to 2000.

Our results for the fourth quarter are particularly impressive in light of a marketplace that was impacted by an economic recession in the United States, the events of September 11th and more specifically, a generally turbulent educational publishing environment. I am also pleased with our overall performance for the full year of 2001, with solid growth in all of our core businesses- given that each of WRC Media's market segments were impacted by the economic slowdown.

Fourth Quarter Unit Results

At AGS(R), sales increased $1.1 million, or 10.8%, to $11.5 million for the fourth quarter of 2001 from $10.4 million for the same period in 2000, primarily due to higher sales of curriculum products related to a new Florida textbook adoption and to a lesser extent, sales attributable to the recently completed Lindy acquisition.

At Weekly Reader, sales of $18.8 million for the fourth quarter of 2001 were $1.1 million or 6.5% greater than the same period in 2000 primarily driven by its entrance into a new distribution channel. The Weekly Reader Book Club was sold for the first time on the QVC television network over one day in November 2001. Sales through QVC exceeded all expectations- with Weekly Reader selling more than $1.4 million in high quality books.


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At World Almanac Education Group, fourth quarter core revenue increased by $2.1 million, or 12%, to $19.8 million from $17.7 million for the same period in 2000, primarily driven by continued strength of The World Almanac books division, the Facts On File News Services (FOFNS) division and improvement in sales at our Gareth Stevens division. Sales of The World Almanac books division in the fourth quarter were $4.7 million, nearly 18% greater than the same period in 2000, despite being up against the highly successful 2001 edition of a year ago. At FOFNS, the fourth quarter of 2001 revenue of $2.2 million was 22% greater than the fourth quarter of 2000 driven by significant growth at the division's FACTS.com Internet news service. For the fourth quarter of 2001, revenue from World Almanac's FACTS.com website - the web authority of fully integrated, highly respected research and reference materials - grew an impressive 41% compared to the same period in 2000. For the full year of 2001, FACTS.com revenues of $3.6 million grew nearly 90% from $1.9 million in 2000. In addition, sales of children's library books at World Almanac's Gareth Stevens division which were soft in the first half of 2001, grew to $5.4 million in the fourth quarter, representing a nearly a 15% increase compared to the same period a year ago.

At CompassLearning(TM), total revenue significantly increased by $4.8 million, or 32%, to $19.7 million for the fourth quarter of 2001 from $14.9 million for the same period last year. Core revenue for the fourth quarter, excluding the planned attrition of hardware sales, also increased $4.8 million, or 33%, to $19.3 million from $14.5 million for the same period in 2000. This growth was driven by sales of new software, which in the fourth quarter increased by $3.1 million - or nearly 35% to $11.8 million from $8.7 million for the same period in 2000. Revenue from professional development services increased $1.5 million or nearly 60% in fourth quarter compared to the same period a year ago. The growth in professional development revenues is directly attributable to the growth in new software sales.


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WRC Media Inc.'s consolidated EBITDA (excluding unrestricted subsidiaries)
appreciably increased by $2.6 million or 14.9% to $19.9 million for the fourth quarter of 2001 from $ 17.3 million for the same period a year ago driven by the increase in revenue.

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Full Year Results

As previously mentioned, WRC Media's consolidated revenue for the year ended December 31, 2001 of $231.5 million exceeded the prior year by 5.8%. Core revenue (excluding de-emphasized non-core business lines of hardware sales at CompassLearning and Funk & Wagnalls Yearbook sales at World Almanac) increased $17.1 million, or 8.2%, to $226.4 million from $209.3 million for the same period in 2000. Operating income before amortization expense rose to $50.8 million versus $47.4 million in 2000, a 7.2% increase.

Each of the WRC Media operating units posted year-over-year core revenue growth. The biggest gain in core revenue took place at WRC's CompassLearning(TM) unit. CompassLearning(TM) core revenues were $8.1 million or 14.1% greater than the same period in the prior year primarily as a result of $7.4 million or 22.8% increase in new software revenue and $1.0 million or 9.2% increase in professional development revenue.

WRC Media consolidated EBITDA (before unrestricted subsidiaries) for the year ended December 31, 2001 of $56.2 million was significantly ahead of prior year by $5.3 million or 10.5%. The improved profitability compared to prior year was primarily driven by increased sales of CompassLearning(TM)'s software and ongoing rationalization of the business. Overall, WRC's EBITDA margins improved form 23.25% in 2000, to 24.30% in 2001.


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Balance Sheet Review

As of December 31, 2001, WRC Media Inc.'s cash balance was $8.9 million (which included $2.8 million of cash restricted to fund WRC Media's unrestricted subsidiary and its investment in ThinkBox Inc.) and consolidated debt was $279.7 million. During the year ended December 31, 2001, WRC Media Inc. made scheduled principal payments of $4.6 million on its senior credit facilities and as of December 31, 2001, there were no outstanding advances under our revolving credit facility. Capital expenditures (including prepublication costs) for the year ended December 31, 2001 were $11.2 million.

Net Free cash flow was $7.3 million ahead of budget and consolidated debt of $279.7 million was $9.0 million under budget- primarily as a result of:

o  Higher EBITDA;

o  Effective working capital management-- combined with

o  Lower interest expense.


Outlook

We will continue to strive for above market growth in both core revenues and EBITDA in 2002. For the full year of 2002 we are forecasting for revenue and EBITDA growth in the high single digits. In the first half of 2002 we expect modest growth in consolidated revenues and EBITDA based on the continuance of the national economic recession and its impact on state and local funding which is an impediment in the marketplace. We continue to make sound prudent investments in all of our businesses, which will diminish our EBITDA growth in the short run--in the first and second quarters of 2002. While our competitors capitalize much of their investment costs under the accounting convention of capitalization of prepublication costs--we limit our use of this accounting rule to development of our off level textbooks, which have long product life cycles of 5 - 10 years. As such, most of our overall investment dollars are expensed through the income statement as incurred. Our spring of 2002 educational publishing efforts will focus on increasing our investment in supplemental materials (including books for school libraries), reading improvement materials, classroom magazines and reference materials. We expect this investment to payoff in the second half of 2002 coinciding with the new school year. Our efforts in the reading improvement market have considerable promise, in our view. Our new Literacy for Success product is an intermediate reading solution and will be an extension of our K-3 reading solution and incorporate content from AGS, CompassLearning and Weekly Reader. [content includes AGS' GRADE, Compass Learning's C-PAS, CompassLearning Reading, CompassLearning Language Arts and Weekly Reader Galaxy] The market for reading improvement is extensive and will benefit from passage of the new education act.



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At AGS, 2002 product releases include:

     1. Nine textbook revisions (including 4 Math textbooks, 4 English and Reading textbooks and a U.S. Gov't Spanish textbook revision)

     2. The full year launch of GRADE--AGS's GROUP READING ASSESSMENT AND DIAGNOSTIC EVALUATION which was released in the 2nd half of 2001 as well as

     3. The full year launch of our Performance Power software (which we acquired through the Lindy acquisition).

As a result of this significant pipeline of new products, we believe AGS is on track to achieve their financial goals and objectives.

At Compass, our direct sales force now numbers 60; up from 53 at the end of 2000, and our 2002 Plan calls for a 25% increase in sales representatives during 2002. The Compass pipeline remains robust. The uncertainty of the economy and its continuing impact on state funding has increased the risk that schools may become more hesitant in purchasing our products until they know more precisely what their 2002-2003 school budgets are and how their state funding allocations for the upcoming school year will be affected as a result of any cutbacks in funding. However, it is our strategy to capitalize on this changing marketplace and buyer uncertainty by providing a product and service solution, both web and server delivered - that is scalable to the customer's needs - and able to capture all levels of available funding. Second, we are developing a comprehensive state wide model proposal - for electronic and print delivery - both to prepare students for "high stakes" tests and insure corrective instruction for all early readers. If successful, this will provide a significant revenue stream, plus an ongoing trail of opportunity within our installed schools base.



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The strategic focus in 2002 at World Almanac will be to grow our direct sales channels through increased catalog product selection and expansion of our telemarketing and inside sales operations. Another major focus by World Almanac will be continuing our major web growth initiative through expansion of our Web reference offerings and digitizing/loading Facts On File News Archives. At Gareth Stevens, the launch of the new Weekly Reader library imprint should contribute to our overall growth plans.

At Weekly Reader, we have an enhanced 2002 circulation strategy to reverse the minimal decline in circulation Weekly Reader has experienced over the last few years. This strategy will emphasize increased mailings and improved mailing list segmentation tactics rather than past years focus on premium discounts. We have developed a multi-pronged strategy to focus on dealing with the highly competitive periodicals market, including testing an inside sales effort and exploring bulk sales opportunities. Early indications of these efforts are very positive. In addition, our strategy includes a continued focus on Weekly Reader's ancillary businesses - licensing and custom publishing. Weekly Reader licensing revenue more than tripled this year - increasing to approximately $3.4 million versus $950 thousand a year ago. We believe Weekly Reader can continue this impressive growth through new licensing opportunities in 2002, including expansion of our relationship with the QVC network. In 2001 we essentially sold the Weekly Reader Book Club over one day on QVC in November 2001 - in 2002 we are increasing our exposure on QVC - to include the kickoff of Weekly Reader's 100th anniversary celebration in the spring as well as continuing the fall promotion. Weekly Reader's custom publishing subsidiary - Lifetime Learning may have a challenging year as we are seeing signs of continued weakness in its 2002 pipeline resulting from the advertising recession in the marketplace.



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In summary, while the continued economic recession concerns us greatly, I am very pleased with our momentum created in the fourth quarter of 2001 with 16% core revenue growth and nearly 15% EBITDA growth. I am cautiously optimistic about our prospects for 2002--and I fully expect the investments we are making in the first half of 2002 will payoff in terms of significant growth of the top line and bottom line in the second half of 2002 similar to the growth trend we experienced in 2001. I continue to believe that WRC is on the right track. While the current economic outlook is for a relatively slow recovery in the United States, we are looking forward to continued solid growth in both revenues and EBITDA in all of our core businesses in 2002.

This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.






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